Exhibit 10.3

VIVINT SMART HOME, INC. LONG-TERM INCENTIVE PLAN NOTICE OF RESTRICTED STOCK UNIT GRANT

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%%FIRST_NAME_LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY_STATE_ZIPCODE%-%
Congratulations on your selection as a Participant under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Plan”). You have been chosen to receive Restricted Stock Units (“RSUs”) under the Plan. This Notice of Restricted Stock Unit Grant (the “Grant Notice”) and the attached Restricted Stock Unit Agreement (collectively referred to as the “Agreement”) constitute an agreement between you and NRG Energy, Inc. (the “Company”) pursuant to Section 9 of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan. You are sometimes referred to as the “Participant” in this Agreement.
%%FIRST_NAME_LAST_NAME%-% is hereby granted RSUs as follows:

Date of Grant:	%%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Commencement Date:	Date of Grant
Vesting Period:	Please refer to Section 2 of this Agreement
Total Number of RSUs:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Subject to Section 8 of this Agreement, if you do not remain an employee of the Company at all times during the Vesting Period, this Award shall terminate, and you will not be entitled to any NRG Energy, Inc. Common Stock underlying the RSUs or any dividend equivalents that may have accrued with respect thereto.

If you disagree with any of the terms of this Award or choose not to accept this Award, please contact Peter Johnson at 609-524-4759 within 45 days of the Date of Grant. Otherwise, you will be deemed to have accepted this Award under the terms and conditions set forth in this Agreement and the Plan.

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VIVINT SMART HOME, INC. LONG-TERM INCENTIVE PLAN NOTICE OF RESTRICTED STOCK UNIT GRANT

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This Restricted Stock Unit Agreement (this “Agreement”), dated as of the Grant Date set forth in the Notice of Restricted Stock Unit Grant (the “Grant Notice,” and together with this Restricted Stock Unit Agreement, the “Agreement”) to which this Agreement is attached, is made between NRG Energy, Inc. (the “Company”) and the Participant, as set forth in the Grant Notice. The Grant Notice is included in, and made part of, this Agreement.
1.Grant of RSUs
Subject to the provisions of this Agreement and the provisions of the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Plan”), the Company hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth in the Grant Notice.
2.Vesting Schedule
Provided that you have been continuously employed by the Company during the vesting period, the RSUs will vest one-third each year beginning on the first anniversary of the Date of Grant. For the avoidance of doubt, the vesting period for the second and third portions of the RSUs begins when the previous one-third portion of the RSUs has completed vesting.
3.Conversion of RSUs and Issuance of Shares
As soon as reasonably practicable following vesting of the RSUs, subject to satisfaction of applicable tax withholding obligations in accordance with Section 12(g), the Company shall cause to be paid to the Participant one (1) share of NRG Energy, Inc. Common Stock for each RSU that vests on such vesting date, provided, however, that if the Participant incurs a Termination of Service that qualifies for vesting as described in Section 8, then such payment shall be made on the next administratively feasible regularly scheduled payroll date but at no time more than sixty (60) days after the vesting date described in the applicable subsection of Section 8, and, in accordance with Section 12(g), the Fair Market Value of the RSUs shall be determined as of such vesting date, less applicable taxes.
Notwithstanding the foregoing provisions of this Section 3 to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service, shall be delayed, and payment shall be made in full upon the earlier of (a) a date during the thirty-day period commencing six (6) months and one (1) day following such separation from service and (b) the date of the Participant’s death.
4.Dividend Equivalent Rights
Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant; provided that such cash dividends shall be deemed to be reinvested in shares of Common Stock immediately following the time declared at the then Fair Market Value of the Common Stock and shall vest and be paid at the same time that the shares of Common Stock underlying the RSUs vest and are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant; provided that such stock dividends shall vest and be paid at the same time that the shares of Common Stock underlying the RSUs vest and are delivered to the Participant in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that there are insufficient shares of Common Stock available in the Plan to settle the accrued dividends in shares of Common Stock, such shares of Common Stock shall be settled in cash in an amount equal to the Fair Market Value of such shares of Common Stock at the time of settlement. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying any RSU unless and until the Participant has become the holder of record of such shares.

5.Transfer of RSUs
Unless otherwise permitted by the Committee or Section 13 of the Plan, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Section 5 and Section 13 of the Plan shall be void.
6.Status of Participant
The Participant shall not be, and, except as otherwise provided herein, shall not have rights as, a stockholder of the Company with respect to any of the shares of Common Stock subject to this Award, unless the Award has vested and shares of Common Stock underlying the RSUs have been issued and delivered to the Participant. The Company shall not be required to issue or transfer any certificates for shares of Common Stock upon vesting of the Award until all applicable requirements of law have been complied with and such shares have been duly listed on any securities exchange on which the Common Stock may then be listed.
7.No Effect on Capital Structure
This Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.
8.Expiration and Forfeiture of Award
This Award shall vest and/or expire in the circumstances described in this Section 8. As used herein, “Termination of Service” means termination of a Participant’s employment by, or service to, the Company, including any of its Subsidiaries.
(a)Death
Upon a Termination of Service by reason of death, the Award shall vest in full and the Common Stock underlying the RSUs shall be issued and delivered to the Participant's legal representatives, heirs, legatees, or distributees in accordance with Section 3.
(b)Retirement
Retirement means (i) for any non-director, unless otherwise determined by the Committee, means (A) termination of service as a non-director after at least 10 years of service by such non-director and (B) attaining at least 55 years of age, and (ii) for any director, unless otherwise determined by the Committee, means termination of service as a director after at least five years of Board service by such director.
Upon a Termination of Service in the event of Retirement, the Award shall continue to vest according to the vesting schedule; provided that Retirement occurs more than twelve (12) months following the Date of Grant. Upon vesting, the shares of Common Stock underlying the RSUs shall be issued and delivered to the Participant in accordance with Section 3.
(c)Disability
Upon a Termination of Service as a result of Disability, the Award shall vest in full, and the Common Stock underlying the RSUs shall be issued and delivered to the Participant in accordance with Section 3. For purposes of this Agreement, “Disability” means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.
(d)Change in Control
Notwithstanding anything in this Section 8 to the contrary, if the Company terminates the Participant’s employment without Cause in connection with a Change in Control (other than the Merger, as hereinafter defined), the RSUs shall vest in full immediately upon the later of such Change in Control or such termination of employment.  Upon vesting, the Common Stock underlying the RSUs shall be issued and delivered to the Participant in accordance with Section 3. The Company’s termination of the Participant’s employment may be treated as being in connection with a Change in Control only if such termination occurs during the period beginning

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six (6) months prior to the Change in Control and ending twenty-four (24) months following the Change in Control. The Committee shall determine, in its sole and absolute discretion, whether the Participant’s employment was terminated without Cause in connection with a Change in Control.
(e)Termination of Service other than as a result of Death, Retirement, Disability, or Change in Control
Except as provided in Section 8(i), any unvested portion of this Award shall expire and be forfeited by the Participant to the Company upon a Termination of Service by: (i) any reason other than death, Retirement, Disability, or without Cause in connection with a Change in Control, including, without limitation, as a result of retirement or disability that does not meet the requirements set forth in the definitions of such terms in the Plan or this Agreement; (ii) voluntary resignation; or (iii) termination for Cause.
(f)Clawback/Repayment
All RSUs shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by the Board or the Committee and is in effect from time to time and (ii) applicable law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(g) Detrimental Activity
Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such Participant’s outstanding Awards; or (ii) forfeiture by the Participant of any gain realized on the vesting of the Award, and repayment of any such gain promptly to the Company. For purposes of this Agreement “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or any Subsidiary; (ii) any activity that would be grounds to terminate the Participant’s employment with the Company or any Subsidiary for Cause; (iii) the Participant having engaged in a violation of any provisions of any agreement with the Company or a Subsidiary, containing covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.
(h) Definition of Cause
For purposes of this Agreement “Cause”, unless otherwise defined in a Participant’s written employment arrangement with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), means the occurrence of one or more of the following events: (i) conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; (ii) conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; (iv) breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or (v) violation of the Company’s code of conduct.
(i)Certain Terminations of Employment: Walk Right
Notwithstanding anything herein to the contrary, if (i) the Participant has a Termination of Service without Cause, for Good Reason, due to death or Disability, in each case at any time from the Closing and prior to or on the 24-month anniversary of the Closing; (ii) on or prior to April 10, 2025, the Company or a Subsidiary, as applicable, delivers a notice of non-renewal of the Participant’s employment agreement to the Participant; or (iii) the Participant resigns for any reason during the 30 day period following the 24-month anniversary of the Closing, the RSUs shall vest in full immediately upon the occurrence of any of the events described in subclauses (i), (ii) or (iii).   Upon vesting, the Shares underlying the RSUs shall be issued and delivered to the Participant in accordance with Section 3. For purposes of this Section 8(i)

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“Closing” shall mean the Closing of the transaction in which Vivint Smart Home, Inc. became a wholly owned Subsidiary of the Company on March 10, 2023 (the “Merger”).
9.Committee Authority
Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Any decisions by the Committee regarding the Plan or this Agreement shall be final and binding.
10. Plan Controls
The terms of this Agreement are governed by the terms of the Plan, as it exists on the Date of Grant and as the Plan may be amended from time to time thereafter. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan.
11. Limitation on Rights; No Right to Future Grants
By entering into this Agreement and accepting this Award, the Participant acknowledges that: (i)) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time, as provided in the Plan; provided that, except as provided in Section 12 of the Plan, no amendment to this Agreement shall adversely affect in a material manner the Participant’s rights under this Agreement without his or her written consent; (ii) the grant of this Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (iv) participation in the Plan is voluntary; (v) the value of this Award is an extraordinary item that is outside the scope of the Participant's employment contract, if any, unless expressly provided for in any such employment contract; (vi) this Award is not part of normal or expected compensation for any purpose, including, without limitation, for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant will have no entitlement to compensation or damages as a consequence of any forfeiture of any portion of this Award pursuant to Section 8; (vii) the future value of the Common Stock subject to this Award is unknown and cannot be predicted with certainty, (viii) neither the Plan, this Award nor the issuance of the shares of Common Stock underlying this Award confers upon the Participant any right to continue in the employ or service of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate the Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at any time with or without Cause, and (ix) the grant of this Award will not be interpreted to form an employment relationship or contract with the Company or any Subsidiary.
12. General Provisions
(a) Notice
Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address set forth in this Agreement. Any notice delivered electronically shall be deemed to be delivered when transmitted and receipt is confirmed. Notices delivered to the Participant in person or by mail shall be addressed to the address for the Participant in the records of the Company. Notices delivered to the Company in person or by mail shall be addressed as follows:

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Company:         NRG Energy, Inc.
            Attn: Talent
            804 Carnegie Center
            Princeton, NJ 08450

The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.
(b) No Waiver
No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.
(c)Undertaking
The Participant hereby agrees to take whatever additional action, and execute whatever additional documents, the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

(d) Entire Contract
This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will, in all respects, be construed in conformity with the express terms and provisions of the Plan.
(e) Successors and Assigns
The provisions of this Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.
(f)Securities Law Compliance
The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock underlying this Award. The Company intends to maintain this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant will not be able to transfer or sell shares of Common Stock issued pursuant to this Award, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. Participant agrees that any resale of the shares of Common Stock issued pursuant to this Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Common Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.
(g) Taxes
The Participant acknowledges that the vesting and earning of the RSUs will give rise to a withholding tax liability and that no shares of Common Stock are issuable hereunder until such withholding obligation is satisfied in full. The Participant agrees to remit to the Company the amount of any taxes required to be withheld. The Committee has specifically authorized the Participant to satisfy all or part of such tax obligation by (i) withholding the number of shares of Common Stock otherwise issuable to the Participant hereunder and/or (ii) the Participant

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transferring to the Company unrestricted shares of Common Stock previously owned by the Participant that have a Fair Market Value equal to the amount of the withholding to be credited. Such value shall be based on the Fair Market Value of the Common Stock as of the date the amount of tax to be withheld is determined.
(h) Governing Law
Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(i)Code Section 409A Compliance
To the extent that the Committee determines that the Award granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of such Section, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions of such Section, provided that the Participant’s consent is required if the Committee’s action would materially adversely affect the Participant.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed as of the Date of Grant.

NRG ENERGY, INC.

Name:	Mauricio Gutierrez
Title:	President & CEO

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